Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) on Form S-1 of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from February 14, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on May 9, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 22, 2022